Exhibit 99.1

CUI Global, Inc. Reports Third Quarter 2016 Financial Results

TUALATIN, Ore., November 9, 2016 — CUI Global, Inc. (NASDAQ: CUI), today reported its unaudited financial results for the three and nine months ended September 30, 2016.

Third Quarter and Year-to-Date 2016 Financial Performance Summary: (Comparisons to Prior Year Periods)

•	Quarterly revenue were $23.3 million versus $24.8 million. Year-to-date revenue increased 4% to $67.1 million from $64.4 million
•	Quarterly gross profit margin was 37%, as compared to 38%, while year-to-date gross profit margin increased to 38% from 37%
•	Quarterly consolidated net loss of $(0.5) million or $(0.02) per share versus $(59) thousand or $(0.00) per share. Year-to-date consolidated net loss of $(4.7) million or $(0.22) per share, versus $(4.6) million or $(0.22) per share
•	Quarterly adjusted EBITDA was $0.2 million, as compared to $1.0 million. Year-to-date adjusted EBITDA was a loss of $(0.9) million as compared to a loss of $(1.0) million
•	Cash and cash equivalents were $7.1 million at September 30, 2016
•	Power and Electromechanical (P&EM) segment unaudited backlog was $18.2 million at September 30, 2016
•	Energy segment unaudited backlog was $13.4 million at September 30, 2016

Third Quarter 2016 Highlights:

•	CUI Global Announces Award of $40.0 Million, 5-Year Framework Agreement with National Grid Gas PLC
•	CUI Global Announces $1.9 Million Award by UK Network Innovation for Delivery of Gas Quality and Metering Stations within the UK's Gas Distribution Network
•	CUI Global Announces Technology Agreement between its Wholly Owned Subsidiary, Orbital Gas Systems, and Daily Thermetrics for North American Sales of its Proprietary VE Technology®
•	CUI Global Subsidiary Orbital Gas Systems Joins American Biogas Council
•	CUI Global's Wholly-owned Subsidiary, CUI Inc., Expands Agreement as the Exclusive Hardware Design Partner for Virtual Power Systems (VPS)
•	CUI Global Announces Award of National Grid Contract for Delivery of Gas Quality Analytical Equipment to Strategically Important Natural Gas Import Terminal

“We continued to make steady progress in driving market adoption of our gas technology solutions in the third quarter while managing our P&EM business to a 5% sequential increase in revenue and stable backlog despite continued weakness in the worldwide electronics market,” stated William Clough, president and CEO of CUI Global. “We were awarded a five-year framework agreement from National Grid that assures us a minimum of $40 million in already authorized work over the term of the agreement and cements our relationship with this important customer. Our successful delivery of an initial 400 GasPT units to Snam Rete - on time and on budget - confirms our ability to manage large scale deployments as we pursue other iconic European gas pipeline companies. Underscoring the value proposition of our GasPT solution, Snam Rete is today a key reference customer for us. Finally, our cash balance, which increased to $7.1 million as a result of sequential improvements in net loss and working capital, will continue to provide ample capital to achieve our goals and take us to profitability.

“Our strategy to grow market awareness and drive adoption of our gas technology products is gaining traction,” continued Mr. Clough. “We continue to leverage the gas industry’s developing interest in our GasPT and VE technology solutions to broaden the opportunities internationally and across our entire gas technology portfolio. In the third quarter, we partnered with Daily Thermetrics in North America, giving our VE thermal well sampling systems solutions entrée into an addressable market of hundreds of thousands of thermal wells deployed throughout the North American pipeline system. In Western Europe, we are expanding our penetration of existing customers, such as Scotia Gas and National Grid, while also creating cross-selling opportunities for gas technology sales as demonstrated by the framework agreement with National Grid. We continue to advance opportunities with national gas transmission companies with a partner network that now encompasses every GasPT opportunity of size in the industry. Cumulatively, our efforts are generating momentum that puts us on a path to greater gas technology sales in 2017.

“Our optimism for growth in 2017 is founded in the gas industry’s growing acceptance of our technology solutions as industry-shifting and aligned with the global transition to natural gas energy from other fossil fuels,” concluded Mr. Clough. “From fiscal monitoring for gas transmission companies, to process control for large natural gas-fired turbines and compressors, to thermal well applications and trace element detection like moisture and mercury, the value proposition of our technology portfolio to meet challenges facing the natural gas industry is becoming increasingly evident. Demand for one product creates complimentary demand for others in our portfolio. As we build our Energy business, the partners and customers we secure today will be the foundation for our sustained growth tomorrow.”

For the quarter ended September 30, 2016, CUI Global produced consolidated total revenues of $23.3 million and year-to-date total revenues of $67.1 million. Revenues for the three months were lower than the comparable period in 2015 due primarily to lower translated revenue at our U.K. operations. Revenues for the three and nine months are attributable to continued sales and marketing efforts, sales through the distribution channel customers, the addition in March 2015 of the CUI-Canada related product line, the revenues generated since the January 2015 opening of Orbital Gas Systems, North America, Inc., and overall improved sales of gas related metering, monitoring and control systems, including GasPT.

For the third quarter, the Power and Electromechanical segment contributed revenues of $16.2 million and the Energy segment contributed $7.1 million. Revenue in the Power and Electromechanical segment was down $0.4 million in the three months ended September 30, 2016 due to the timing of customer delivery schedules and sell through activity at distributors. Revenue in the Energy segment was down $1.1 million in the three months ended September 30, 2016 due primarily to the currency translation impact to revenue following the Brexit in June 2016. For the year-to-date period, the Power and Electromechanical segment increased revenues $1.0 million to $44.6 million and the Energy segment increased revenues $1.7 million to $22.5 million.

Sales order backlog at September 30, 2016 was a consolidated $31.6 million. Of this, the Power and Electromechanical segment held a backlog of customer orders of approximately $18.2 million and the Energy segment held a backlog of approximately $13.4 million.

For the third quarter, cost of revenues was $14.7 million versus $15.5 million for the same period in 2015. The decrease when compared to the third quarter of 2015 is primarily the result of an improved product mix in the Energy segment. The cost of revenues as a percentage of revenue for the three months ended September 30, 2016 increased to 63% from 62% during the prior year comparative period. This percentage will vary based upon the power and electromechanical product mix sold, the mix of natural gas systems sold, contract labor necessary to complete gas related projects, the competitive markets in which the Company competes, and foreign exchange rates. The cost of revenues as a percentage of revenue for the Power and Electromechanical segment for the three month period ended September 30, 2016 was 65% compared to 61% during the prior-year comparative period. The cost of revenues as a percentage of revenue for the Energy segment for the three months ended September 30, 2016 was 60% compared to 65% in the three months ended September 30, 2015. The improved cost percentage in the Energy segment was due to an improved product mix during the three months ended September 30, 2016 compared to the three months ended September 30, 2015.

For the year-to-date period, cost of revenues was $41.3 million, versus $40.5 million for the comparable period in 2015. The cost of revenues as a percentage of revenue for the year-to-date period ended September 30, 2016 decreased to 62% from 63% during the prior year comparable period. This improvement was due to an improved product mix including an increased volume of higher margin GasPT sales in the Energy segment. As a result of the improved product mix in the Energy segment, for the nine months ended September 30, 2016, the cost of revenues as a percentage of revenue dropped 9 percentage points from 65% to 56%. This improvement helped offset lower margins incurred in the Power and Electromechanical segment as the segment’s cost of revenues as a percentage of revenue increased slightly to 64% from 62%.

For the third quarter, gross profit was $8.6 million, or 37%, versus $9.3 million, or 38%, in the comparable period in 2015, and $25.8 million, or 38% for the year-to-date period versus $23.8 million, or 37%, during the prior year. During the three and nine months ended September 30, 2016, the Power and Electromechanical segment generated gross profit margins of 35% and 36%, respectively, while the Energy segment generated gross profit margins of 40% and 44%, respectively.

During the three and nine months ended September 30, 2016, SG&A increased $0.1 million and $1.8 million, respectively, compared to the prior-year comparative periods. The increase for the nine-month period is largely due to $0.8 million in severance costs incurred in the Power and Electromechanical segment for the transition of the R&D team to CUI-Canada and for various positions within the Energy segment during the nine months ended September 30, 2016. Increased audit and accounting fees in the three and nine months ended September 30, 2016 of $0.2 million and $0.8 million, respectively, contributed to the increased SG&A in both the three and nine-month periods. Partially offsetting the increased SG&A for the nine-month period was a $0.6 million decrease in non-severance-related SG&A associated with the activities of Orbital Gas Systems, North America, Inc., which opened in January 2015 and had increased start-up related costs in its first three months of operations. The remaining increases in SG&A during the three and nine months ended September 30, 2016 were associated with the ongoing activities to reach new customers, promote new product lines including Novum, GasPT, IRIS and VE-Probe, and new product introductions. SG&A increased to 35% of total revenue compared to 32% of total revenue during the three-month period ended September 30, 2016 and for the nine-month period ended September 30, 2016, the percent of SG&A increased to 39% of total revenue compared to 38% in the nine-month period ended September 30, 2015.

For the third quarter, the company reported a net loss of $(507) thousand or $(0.02) per share (EPS) as compared with a net loss of $(59) thousand or $(0.00) per share in the prior year period. For the year-to-date period, the Company reported a net loss of $(4.7) million or $(0.22) per share as compared with a net loss of $(4.6) million or $(0.22) per share in the prior year period. The consolidated net loss for the three and nine months ended September 30, 2016, was primarily the result of lower gross profit margins in the Power and Electromechanical segment, selling, general and administrative expenses related to Orbital Gas Systems, North America, Inc. and manufacturing costs at CUI-Canada, Inc., as well as severance costs in both the Power and Electromechanical and Energy segments, increased audit and accounting fees in the other category and the ongoing amortization of intangible assets related to the Orbital Gas Systems Limited and CUI-Canada acquisitions. The overall results in the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015 showed improved results in the Energy segment, which were partially offset by lower margins in the Power and Electromechanical segment, and higher taxes in our foreign operations. Energy segment operations were improved despite headwinds from lower translated British pound results due to Brexit. These results are compared to the first nine months of 2015, which were negatively affected by the downward pressure on income in 2015 from start-up costs associated with Orbital Gas Systems, North America and CUI-Canada.

The earnings before interest, taxes, depreciation and amortization (EBITDA) for the three and nine months ended September 30, 2016 were $0.1 million and a loss of $(2.1) million, respectively. EBITDA for the three and nine months ended September 30, 2015 was $0.6 million and a loss of $(2.3) million, respectively.

As of September 30, 2016, CUI Global held cash and cash equivalents of $7.1 million, a decrease of $(0.2) million since December 31, 2015. Operations, investments, patents and equipment have been funded through cash on hand during the nine months ended September 30, 2016.

Conference Call

Management will host a conference call tomorrow, November 10, 2016 at 8:30 a.m.ET to discuss these results as well as recent corporate developments. After management’s opening remarks, there will be a question and answer period. To access the call, please dial (888) 734-0328 and provide conference ID 10800205. For international callers, please dial (678) 894-3054. The live webcast of the conference call and accompanying slide presentation can be accessed via the Investor Relations section of the CUI Global website (www.cuiglobal.com).

For those unable to attend the live call, a telephonic replay will be available until November 24, 2016. To access the replay of the call dial (855) 859-2056 or (404) 537-3406 and provide conference ID 10800205. An archived copy of the webcast and slide presentation will also be available on the Investor Relations section of the CUI Global website.

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT2 platform targeting the energy sector, to CUI Inc.’s digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com.

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

Media Contact:	Outside IR contact:
CUI Global, Inc.	LHA
Jeff Schnabel	Jody Burfening/Sanjay Hurry
Main: 503-612-2300	212-838-3777
press@cuiglobal.com	cuiglobal@lhai.com

CUI Global, Inc.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
(in thousands, except share and per share data)	2016	2015
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$7,051	$7,267
Trade accounts receivable, net of allowance of $129 and $90, respectively	11,785	14,685
Inventories, net of allowance of $743 and $483, respectively	12,276	12,321
Costs in excess of billings	1,877	1,571
Prepaid expenses and other	1,958	2,313
Total current assets	34,947	38,157

Property and equipment, less accumulated depreciation of $3,539 and $3,126, respectively	11,112	11,950
Goodwill	20,505	21,527
Other intangible assets, less accumulated amortization of $9,556 and $8,999, respectively	17,002	18,746
Investment	—	385
Note receivable, less current portion	342	—
Deposits and other assets	114	83

Total assets	$84,022	$90,848

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$6,044	$5,806
Mortgage note payable, current portion	88	85
Capital lease obligation, current portion	31	41
Accrued expenses	4,406	5,222
Billings in excess of costs	2,773	2,190
Unearned revenue	4,361	3,711
Total current liabilities	17,703	17,055

Long term mortgage note payable, less current portion	3,372	3,439
Long term note payable, related party	5,304	5,304
Capital lease obligation, less current portion	13	29
Derivative liability	678	580
Deferred tax liabilities, net	4,218	4,533
Other long-term liabilities	294	392
Total liabilities	31,582	31,332

Commitments and contingencies

Stockholders' Equity:
Common stock, par value $0.001; 325,000,000 shares authorized; 20,906,767 shares issued and outstanding at September 30, 2016 and 20,806,219 shares issued and outstanding at December 31, 2015	21	21
Additional paid-in capital	150,116	149,639
Accumulated deficit	(93,360)	(88,704)
Accumulated other comprehensive loss	(4,337)	(1,440)
Total stockholders' equity	52,440	59,516
Total liabilities and stockholders' equity	$84,022	$90,848

CUI Global, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)	For the three months ended September 30,	For the nine months ended September 30,
2016	2015	2016	2015

Total revenues	$23,257	$24,845	(A)	$67,058	$64,354	(A)

Cost of revenues	14,660	15,506	41,269	40,521

Gross profit	8,597	9,339	25,789	23,833

Operating expenses:
Selling, general and administrative	8,080	7,941	26,328	24,520
Depreciation and amortization	585	632	1,809	2,227
Research and development	512	532	1,544	1,506
Provision for bad debt	—	67	48	204
Other operating expenses	5	—	5	2

Total operating expenses	9,182	9,172	29,734	28,459

Income (loss) from operations	(585)	167	(3,945)	(4,626)

Other income (expense)	6	(305)	(265)	(116)
Interest expense	(119)	(109)	(364)	(318)

Loss before taxes	(698)	(247)	(4,574)	(5,060)

Income tax expense (benefit)	(191)	(188)	82	(421)

Net loss	$(507)	$(59)	$(4,656)	$(4,639)

Basic and diluted weighted average common and common equivalent shares outstanding	20,906,781	20,802,217	20,891,517	20,787,536

Basic and diluted loss per common share	$(0.02)	$(0.00)	$(0.22)	$(0.22)

(A)	Includes revision to previously reported amounts to reduce revenue and cost of revenues by $83 thousand and $399 thousand for the three months and nine months ended September 30, 2015.

CUI Global, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)	For the nine months ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,656)	$(4,639)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	697	610
Amortization of intangibles	1,450	1,869
Amortization of investment premiums and discounts	—	15
Stock and options issued and stock to be issued for compensation, royalties and services	983	977
Unrealized loss on derivative liability	98	45
Non-cash earnings on equity method investment	—	(53)
Non-cash royalties, net	15	—
Provision for bad debt expense and returns allowances	52	204
Deferred income taxes	(105)	(288)
Impairment of intangible assets	—	3
Inventory reserve	269	85
Loss on disposal of assets	5	—

(Increase) decrease in operating assets:
Trade accounts receivable	2,244	(4,767)
Inventory	(506)	(2,522)
Costs in excess of billings	(513)	(467)
Prepaid expenses and other current assets	445	(1,381)
Deposits and other assets	(27)	61
Increase (decrease) in operating liabilities:
Accounts payable	148	1,817
Accrued expenses	(1,056)	410
Unearned revenue	643	1,857
Billings in excess of costs	865	(1,146)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,051	(7,310)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid upon acquisition, including amount refundable from escrow, and net of contingent consideration	—	(4,285)
Purchase of property and equipment	(463)	(4,352)
Proceeds from sale of property and equipment	22	—
Investments in other intangible assets	(662)	(227)
Maturities of short term investments held to maturity	—	10,645
Receipts from deferred property grant	—	225
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(1,103)	2,006

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligations	(38)	(26)
Payments on notes and loans payable	(64)	(60)
Payments on contingent consideration	(59)	—
NET CASH USED IN FINANCING ACTIVITIES	(161)	(86)

Effect of exchange rate changes on cash	(3)	(78)
Net decrease in cash and cash equivalents	(216)	(5,468)
Cash and cash equivalents at beginning of period	7,267	11,704

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$7,051	$6,236

Reconciliation of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are non-GAAP financial measures and are reconciled in the table below. These non-GAAP financial measures do not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) should not be construed as a substitute for net loss or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with United States generally accepted accounting principles ("GAAP"). EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) exclude components that are significant in understanding and assessing the company's results of operations and cash flows. In addition, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are not terms defined by GAAP and as a result our measure of EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) might not be comparable to similarly titled measures used by other companies. However, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are used by management to evaluate, assess and benchmark the company's operational results and the company believes EBITDA, Adjusted EBITDA, and Adjusted Net Income (loss) are relevant and useful information which are often reported and widely used by analysts, investors and other interested parties in the Company's industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance, to provide an additional measure of performance and liquidity and to provide additional information with respect to the Company's ability to meet future debt service, capital expenditure and working capital requirements. Adjusted Net Income (loss) eliminates the amortization expenses associated with intangible assets acquired with Orbital Gas Systems Limited and CUI-Canada, as well as non-cash expenses associated with stock and stock options for compensation, royalties and services during the period.

(in thousands)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
EBITDA:
Net (loss)	$(507)	$(59)	$(4,656)	$(4,639)
Plus: Interest expense	119	109	364	318
Plus: (Benefit) provision for taxes	(191)	(188)	82	(421)
Plus: Depreciation and amortization	710	725	2,147	2,479
EBITDA	$131	$587	$(2,063)	$(2,263)

Adjusted EBITDA:
Plus: Bad debt	—	67	48	204
Plus: Unrealized (gain) loss on derivative	(48)	93	98	45
Plus: Stock and options issued and stock to be issued for compensation, royalties and services	142	270	983	977
Adjusted EBITDA	$225	$1,017	$(934)	$(1,037)

Adjusted net income (loss):
Net (loss)	$(507)	$(59)	$(4,656)	$(4,639)
Plus: Amortization expense of Orbital and CUI - Canada acquisition intangibles	312	359	985	1,453
Plus: Stock and options issued and stock to be issued for compensation, royalties and services	142	270	983	977
Adjusted net income (loss)	$(53)	$570	$(2,688)	$(2,209)

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